                                                                EX-10(i)





                                CREDIT AGREEMENT


                                 BY AND BETWEEN

                         OIL-DRI CORPORATION OF AMERICA


                                      AND


                         HARRIS TRUST AND SAVINGS BANK





                         DATED AS OF SEPTEMBER 21, 1994

                               TABLE OF CONTENTS


SECTION                        DESCRIPTION                                PAGE
SECTION 1.     THE CREDITS                                                 1

    Section 1.1.   Revolving Credit                                        1
    Section 1.2.   Term Loan                                               1
    Section 1.3.   Manner and Disbursement of Loans                        2

SECTION 2.     INTEREST ON REVOLVING CREDIT LOANS AND CHANGE IN
               CIRCUMSTANCES

    Section 2.1.   Interest Rate Options                                   3
    Section 2.2.   Computation of Interest                                 3
    Section 2.3.   Manner of Rate Selection                                4
    Section 2.4.   Change of Law                                           4
    Section 2.5.   Unavailability of Deposits or Inability to              4
                   Ascertain Adjusted LIBOR                                4
    Section 2.6.   Taxes and Increased Costs                               5
    Section 2.7.   Funding Indemnity                                       6
    Section 2.8.   Lending Branch                                          6
    Section 2.9.   Discretion of Bank as to Manner of Funding              6

SECTION 3.     COMPENSATING BALANCES, PREPAYMENTS, TERMINATIONS,
               EXTENSIONS, APPLICATIONS AND CAPITAL ADEQUACY               7

    Section 3.1.   Compensating Balances                                   7
    Section 3.2.   Voluntary Prepayments                                   7
    Section 3.3.   Terminations                                            8
    Section 3.4.   Extensions of the Revolving Credit Commitment           8
    Section 3.5.   Place and Application of Payments                       8
    Section 3.6.   Notations                                               8
    Section 3.7.   Change in Capital Adequacy Requirements                 9

SECTION 4.     DEFINITIONS; INTERPRETATION                                 9

    Section 4.1.   Definitions                                             9
    Section 4.2.   Interpretation                                         15

SECTION 5.     REPRESENTATIONS AND WARRANTIES                             15

    Section 5.1.   Organization and Qualification                         15
    Section 5.2.   Subsidiaries                                           15
    Section 5.3.   Corporate Authority and Validity of
                   Obligations                                            16
    Section 5.4.   Use of Proceeds; Margin Stock                          16
    Section 5.5.   Financial Reports                                      17

    Section 5.6.   No Material Adverse Change                             17
    Section 5.7.   Full Disclosure                                        17
    Section 5.8.   Good Title                                             17
    Section 5.9.   Litigation and Other Controversies                     17
    Section 5.10.  Taxes                                                  17
    Section 5.11.  Approvals                                              18
    Section 5.12.  Affiliate Transactions                                 18
    Section 5.13.  Investment Company; Public Utility Holding Company     18
    Section 5.14.  ERISA                                                  18
    Section 5.15.  Compliance with Laws                                   18
    Section 5.16.  Other Agreements                                       19
    Section 5.17.  No Default                                             19

SECTION 6.     CONDITIONS PRECEDENT                                       19

    Section 6.1.   All Advances.                                          19
    Section 6.2.   Initial Advance                                        19

SECTION 7.     COVENANTS                                                  20

    Section 7.1.   Maintenance of Business                                20
    Section 7.2.   Maintenance of Properties                              21
    Section 7.3.   Taxes and Assessments                                  21
    Section 7.4.   Insurance                                              21
    Section 7.5.   Financial Reports                                      21
    Section 7.6.   Inspection                                             23
    Section 7.7.   Tangible Net Worth                                     23
    Section 7.8.   Leverage Ratio                                         23
    Section 7.9.   Liens                                                  23
    Section 7.10.  Investments, Loans, Advances and Guaranties            24
    Section 7.11.  Mergers, Consolidations and Sales                      25
    Section 7.12.  Maintenance of Subsidiaries                            25
    Section 7.13.  ERISA                                                  25
    Section 7.14.  Compliance with Laws                                   26
    Section 7.15.  Burdensome Contracts With Affiliates                   26
    Section 7.16.  Change in the Nature of Business                       26

SECTION 8.     EVENTS OF DEFAULT AND REMEDIES                             26

    Section 8.1.   Events of Default.                                     26
    Section 8.2.   Non-Bankruptcy Defaults.                               28
    Section 8.3.   Bankruptcy Defaults                                    28

SECTION 9.     MISCELLANEOUS                                              29

    Section 9.1.   Holidays                                               29
    Section 9.2.   No Waiver, Cumulative Remedies                         29
    Section 9.3.   Amendments, Etc                                        29

    Section 9.4.   Costs and Expenses                          29
    Section 9.5.   Documentary Taxes                           29
    Section 9.6.   Survival of Representations                 30
    Section 9.7.   Survival of Indemnities                     30
    Section 9.8.   Notices                                     30
    Section 9.9.   Personal Jurisdiction                       31
    Section 9.10.  Waiver of Jury Trial                        32
    Section 9.11.  Construction                                32
    Section 9.12.  Headings                                    32
    Section 9.13.  Severability of Provisions                  32
    Section 9.14.  Counterparts                                32
    Section 9.15.  Binding Nature, Governing Law, Etc.         32

Signature                                                      33

Exhibit A - Revolving Credit Note
Exhibit B - Term Loan Note
Exhibit C - Compliance Certificate
Schedule 5.2 - Subsidiaries

                         OIL-DRI CORPORATION OF AMERICA
                                CREDIT AGREEMENT



Harris Trust and Savings Bank
Chicago, Illinois

Ladies and Gentlemen:

     The undersigned, Oil-Dri Corporation of America, a Delaware corporation (the "Company"), applies to you (the "Bank") for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make a revolving credit (the "Revolving Credit") and a term loan available to the Company, all as more fully hereinafter set forth.

Section 1. The Credits.

     Section 1.1. Revolving Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a Revolving Credit to the Company which may be availed of by the Company from time to time during the period from and including the date hereof to but not including the Termination Date, at which time the commitment of the Bank to extend credit under the Revolving Credit shall expire. The Revolving Credit may be utilized by the Company in the form of loans (individually a "Revolving Credit Loan" and collectively the "Revolving Credit Loans"), provided that the aggregate principal amount of Revolving Credit Loans outstanding at any one time shall not exceed $5,000,000 (the "Revolving Credit Commitment", as such amount may be reduced pursuant to Section 3.3 hereof). Each Revolving Credit Loan shall be in a minimum amount of $200,000 or such greater amount which is an integral multiple of $100,000. Each Revolving Credit Loan shall be made against and evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit A (the "Revolving Credit Note") payable to the order of the Bank in the principal amount of $5,000,000. The Revolving Credit Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Termination Date. Without regard to the principal amount of the Revolving Credit Note stated on its face, the actual principal amount at any time outstanding and owing by the Company on account of the Revolving Credit Note shall be the sum of all Revolving Credit Loans made under this Section less all payments of principal actually received by the Bank. During the period from and including the date hereof to but not including the Termination Date, the Company may use the Revolving Credit Commitment by borrowing, repaying and reborrowing Revolving Credit Loans in whole or in part, all in accordance with the terms and conditions of this Agreement.

        Section 1.2. Term Loan. Subject to the terms and conditions hereof, the Bank also agrees to make a term loan (the "Term Loan") concurrently herewith to the Company in a single advance in the principal amount of $5,000,000.

        The Term Loan shall be made against the evidenced by a single promissory note of the Company in the form (with appropriate insertions) attached hereto as Exhibit B (the "Term Note") dated the date of issuance thereof and payable to the order of the Bank in the original principal amount of the Term Loan.

        The Term Note shall be issued in substitution and replacement for, and shall evidence the unpaid principal balance of that certain Promissory Note of the Company dated April 20, 1994 payable to the order of the Bank in the face principal amount of $5,000,000 (the "Present Note"). Upon the execution and delivery to the Bank of the Term Note, the Present Note shall be deemed cancelled without further action by the Company or the Bank.

        The Term Note shall be expressed to bear interest (computed on the basis of a year of 360 days for the actual number of days elapsed) on the unpaid principal amount thereof from the date the Term Loan is made until maturity (whether by lapse of time, acceleration or otherwise) at the rate per annum equal at all times to 7.78% and after maturity until paid in full at the rate per annum equal at all times to 10.78%. Interest on the Term Loan prior to maturity shall be payable quarterly in arrears on the last day of each March, June, September and December in each year (commencing September 30,
1994) and at maturity. Interest after maturity shall be due and payable upon demand. The Term Note shall be expressed to mature in six installments, commencing on June 20, 1996 and continuing on June 21, 1999 and on the 20th day of June in the years 2000, 2001, 2002 and 2003, with the first installment in the amount of $500,000, the second installment in the amount of $1,950,000, the third installment in the amount of $900,000, the fourth and fifth installments each in the amount of $650,000 and the last such installment in the full amount of the then unpaid balance of the Term Note. No amount paid or prepaid on the Term Note may be reborrowed.

        Section 1.3. Manner and Disbursement of Loans. The Company shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (Chicago time) on the date the Company requests the Bank to make a Revolving Credit Loan hereunder; provided, however, that telephonic notice may only be given by a Class A Authorized Representative. Each such notice shall specify (i) the date of the Revolving Credit Loan requested (which must be a Business Day) and (ii) and the amount of such Revolving Credit Loan. The Company agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank reasonably and in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such notice shall govern if the Bank has acted in reasonable reliance thereon. Subject to the provisions of Section 6 hereof, the proceeds of each Loan shall be made available to the Company at the principal office of the Bank in Chicago, Illinois, in immediately available funds. Each Revolving Credit Loan shall initially constitute part of the Domestic Rate Portion except to the extent the Company has otherwise timely elected as provided in Section 2 hereof.





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

SECTION 2. INTEREST ON REVOLVING CREDIT LOANS AND CHANGE IN
           CIRCUMSTANCES.

        Section 2.1. Interest Rate Options. (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Revolving Credit Note (all of the indebtedness evidenced by the Revolving Credit Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Domestic Rate (the "Domestic Rate Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions") and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by the Revolving Credit Note which is not part of a LIBOR Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Revolving Credit Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. There shall not be more than eight (8) LIBOR Portions applicable to the Revolving Credit Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Company hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

        (b) Domestic Rate Portion. The Domestic Rate Portion shall bear interest at the rate per annum equal to the Domestic Rate as in effect from time to time, provided that if the Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portion shall be payable quarter-annually on the last day of each March, June, September and December, in each year (commencing September 30,
1994) and at maturity of the Revolving Credit Note and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portion resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

        (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding 1/2 of 1% to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2-1/2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of three (3) months, on the date occurring every three (3) months after the date such Interest
Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Company shall notify the Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR
Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such LIBOR Portion shall automatically be converted into and added to the Domestic Rate
Portion as of and on the last day of such Interest Period.  Each LIBOR
Portion shall be in a minimum amount of $500,000 or such greater amount which is an integral multiple of $100,000.

        Section 2.2. Computation of Interest. All interest on the Revolving Credit Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

        Section 2.3. Manner of Rate Selection. The Company shall notify the Bank by 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which the Company requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into the Domestic Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank reasonably and in good faith believes to be a Class A Authorized Representative without the need of independent investigation, the Company hereby indemnifying the Bank from any liability or loss ensuing from so acting.

        Section 2.4. Change of Law. Notwithstanding any other provisions of this Agreement or the Revolving Credit Note, if at any time the Bank shall determine reasonably and in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Company and the obligation of the Bank to create, continue or maintain any such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such LIBOR Portion. The Company, on demand, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Company may elect to convert the principal amount of the affected LIBOR Portion into the Domestic Rate Portion, subject to the terms and conditions of this Agreement.

        Section 2.5. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Revolving Credit Note, if prior to the commencement of any Interest Period, the Bank shall determine reasonably and in good faith that deposits in the amount of any LIBOR
Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the interbank eurodollar market or, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Company and the obligations of the Bank to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the interbank eurodollar market and adequate and reasonable means exist for ascertaining Adjusted
LIBOR.

        Section 2.6. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

        (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the Adjusted LIBOR

        (ii) subject the Bank, any LIBOR Portion or the Revolving Credit
    Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or the Revolving Credit Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

       (iii) change the basis of taxation of payments of principal and interest due from the Company to the Bank hereunder or under the Revolving Credit Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

         (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any LIBOR Portion or the Revolving Credit Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine reasonably and in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the

Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be prima facie correct.

        Section 2.7. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

        (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Agreement, but in any event excluding such a payment to the extent required by Section 2.4 hereof; or

        (ii) any failure by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement unless such failure results from the Bank's inability or unwillingness pursuant to Sections 2.4 or 2.5 hereof to create, continue or effect by conversion such LIBOR Portions;

then upon the demand of the Bank, the Company shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Company a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be prima facie correct.

        Section 2.8. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Revolving Credit Loans hereunder at such of its branches or offices as the Bank may from time to time elect. To the extent reasonably possible, the Bank shall designate an alternate branch or funding office with respect to the LIBOR Portions to reduce any liability of the Company to the Bank under Section 2.6 hereof or to avoid the unavailability of an interest rate option under Section 2.5 hereof, so long as such designation is not otherwise disadvantageous to the Bank.

        Section 2.9.  Discretion of Bank as to Manner of Funding.
Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Revolving Credit Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder

(including, without limitation, determinations under Sections 2.5, 2.6 and 2.7 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the interbank eurodollar market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.

SECTION 3. COMPENSATING BALANCES, PREPAYMENTS, TERMINATIONS, EXTENSIONS,
           APPLICATIONS AND CAPITAL ADEQUACY.

        Section 3.1. Compensating Balances. The Company shall maintain with the Bank a daily average deposit balance of at least $100,000.

        Section 3.2. Voluntary Prepayments. (a) Term Loan. If the Company prepays any principal amount of the Term Loan before its scheduled due date (whether as the result of an acceleration, voluntary prepayment, or otherwise), the Company shall pay to the Bank a funding indemnity equal to the cost to the Bank of then acquiring an interest rate swap agreement (or an equivalent instrument or instruments) with another interest rate swap dealer of the highest credit standing in a notional principal amount equal to the amount of such prepayment (including any scheduled amortization of such amount) to the scheduled due date of such prepaid principal amount under which the Bank would pay quarter-annually a floating rate of interest based upon three month LIBOR and such other dealer would pay to the Bank on the regularly scheduled interest payment dates for the Term Loan a fixed rate of interest equal to the interest rate on the Term Loan.

        (b) Domestic Rate Portions. The Company shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in an amount not less than $200,000) the Domestic Rate Portion of the Revolving Credit Note at any time upon notice to the Bank prior to 11:00 a.m. (Chicago time) on the date fixed for prepayment, each such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment.

        (c) LIBOR Portion. Except as otherwise required by Section 2.4 hereof, the Company may prepay any LIBOR Portion of the Revolving Credit Note only on the last date of the then applicable Interest Period, in whole or in part (but if in part, then in an amount not less than $500,000 or such greater amount which is an integral multiple of $100,000), upon three (3) Business Days' prior notice to the Bank (which notice shall be irrevocable once given, must be received by the Bank no later than 11:00 a.m. (Chicago time) on the third Business Day preceding the date of such prepayment, and shall specify the principal amount to be repaid); provided, however, that the outstanding principal amount of any LIBOR Portion of the Revolving Credit Note prepaid in part shall not be less than $500,000 or such greater amount which is an integral multiple of $100,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period.

        Section 3.3. Terminations. The Company shall have the right at any time and from time to time, upon three (3) Business Days' prior notice to the Bank, to terminate without premium or penalty and in whole or in part (but if in part, then in an amount not less than $500,000) the Revolving Credit Commitment, provided that the Revolving Credit Commitment may not bereduced to an amount less than the aggregate principal amount of the Revolving Credit Loans then outstanding. Any termination of the Revolving Credit Commitment pursuant to this Section may not be reinstated.

        Section 3.4. Extensions of the Revolving Credit Commitment. The Termination Date (as the same may have been extended pursuant to this Section 3.4) shall be extended for additional one year periods (but not beyond August 1,
1999) unless either party hereto notifies the other in writing no later than June 30th preceding the Termination Date then in effect of its intention not to extend the Revolving Credit Commitment. It is specifically understood that the Bank may, in its sole discretion, choose not to extend the Termination Date. If the Termination Date is extended pursuant to this Section 3.4, the Company and the Bank shall enter into such documents as the Bank may reasonably deem necessary or appropriate to reflect such extension, all reasonable costs and expenses incurred by the Bank in connection therewith to be paid by the Company.

        Section 3.5. Place and Application of Payments. All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Bank may specify) no later than 11:00 a.m. (Chicago time) on the date any such payment is due and payable. Payments received by the Bank after 11:00 a.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income or gross receipts of the Bank). Unless the Company otherwise directs, principal payments shall be first applied to the Term Note until payment in full thereof, then to the Domestic Rate Portion of the Revolving Credit Note until payment in full thereof, with any balance applied to the LIBOR Portions of the Revolving Credit
Note in the order in which their Interest Periods expire.

        Section 3.6. Notations. All Loans made against the Notes, the status of all amounts evidenced by the Revolving Credit Note as constituting part of the Domestic Rate Portion or a LIBOR Portion and the rates of interest and Interest Periods applicable thereto shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Notes and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be evidence in any court or other proceeding brought to enforce the Notes of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Company to repay the principal amount of such Note together with accrued interest thereon. Prior to any negotiation of the Revolving Credit Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or a LIBOR Portion and the rates of interest and the Interest Periods applicable thereto.

        Section 3.7. Change in Capital Adequacy Requirements. If the Bank shall determine that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy of banks generally, or any change in any existing law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any of its branches) with any request or directive regarding capital adequacy of banks generally (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Revolving Credit or on the Bank's capital as a consequence of its obligations hereunder with respect to the Revolving Credit to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to liquidity and capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within fifteen (15) days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts reasonably determined by the Bank as will compensate the Bank for such reduction.

SECTION 4.  DEFINITIONS, INTERPRETATION.

        Section 4.1. Definitions. The following terms when used herein shall have the following meanings:

        "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

          Adjusted LIBOR =         LIBOR
                           -----------------------
                           100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation
D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two Business
Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 (London, England time) on the day two Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

        "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

        "Agreement" means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

        "Acquisition" means (i) the acquisition of all or any substantial part of the assets, property or business of any other person, firm or corporation or
(ii) any acquisition of a majority of the common stock or other equity securities of any firm or corporation.

        "Authorized Representative" means those persons identified as either a Class A Authorized Representative or a Class B Authorized Representative.

        "Bank" is defined in the introductory paragraph hereof.

        "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

        "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

        "Capitalized Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease as determined in accordance with GAAP.

        "Class A Authorized Representative" means those persons shown on the list of officers provided by the Company pursuant to Section 6.2(a) hereof and so designated on such list, or on any update of any such list provided by the Company to the Bank, or any further or different officer of the Company so named and designated by any Class A Authorized Representative of the Company in a written notice to the Bank.

        "Class B Authorized Representative" means those persons shown on the list of officers provided by the Company pursuant to Section 6.2(a) hereof and so designated on such list, or on any update of any such list provided by the Company to the Bank, or any further or different officer of the Company so named and designated by any Class A or Class B Authorized Representative of the Company in a written notice to the Bank.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

        "Company" is defined in the introductory paragraph hereof.

        "Controlled Group" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

        "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

        "Domestic Rate" means, for any day, the greater of (i) the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day; and (ii) the sum of (x) the rate determined by the Bank to be the average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Bank at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Bank for the sale to the Bank at face value of Federal funds in an amount equal or comparable to the principal amount owed to the Bank for which such rate is being determined, plus (y) 1/2 of 1% (0.50%).

        "Domestic Rate Portion" is defined in Section 2.1(a) hereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

        "Event of Default" means any event or condition identified as such in
Section 8.1 hereof.

        "GAAP" means generally accepted accounting principles as in effect from time to time, applied by the Company and its Subsidiaries on a basis consistent with the preparation of the Company's most recent financial statements furnished to the Bank pursuant to Section 5.5 hereof.

        "Indebtedness for Borrowed Money" means for any Person (without duplication) (i) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (ii) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than 120 days past due), (iii) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (iv) all Capitalized Lease Obligations of such Person and (v) all obligations of such Person on or with respect to letters of credit, bankers' acceptances and other extensions of credit whether or not representing obligations for borrowed money.

        "Interest Period" means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3) or six (6) months thereafter as selected by the Company in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

        (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

        (ii) no Interest Period may extend beyond the final maturity date of the Revolving Credit Note;

        (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

        (iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR
    Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

        "LIBOR Portions"  is defined in Section 2.1(a) hereof.

        "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

        "Loan" means a Revolving Credit Loan or the Term Loan, unless the context in which such term is used shall otherwise require.

        "Loan Documents" means this Agreement and the Notes.

        "Material Plan" is defined in Section 8.1(g) hereof.

        "Net Income" means, with reference to any period, the net income (or net loss) of the Company and its Subsidiaries for such period as computed on a consolidated basis in accordance with GAAP, and, without limiting the foregoing, after deduction from gross income of all expenses and reserves, including reserves for all taxes on or measured by income, but excluding any extraordinary profits and also excluding any taxes on such profits.

        "Note" means the Revolving Credit Note or the Term Note, unless the context in which such term is used shall otherwise require.

        "Obligations" means all obligations of the Company to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Company arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

        "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

        "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

        "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (i) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (ii) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

        "Portion" is defined in Section 2.1(a) hereof.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Revolving Credit" is defined in Section 1.1 hereof.

        "Revolving Credit Commitment" is defined in Section 1.1 hereof.

        "Revolving Credit Note" is defined in Section 1.1 hereof.

        "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Company, by one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

        "Tangible Net Worth" means, as of any time the same is to be determined, the total shareholders' equity (including capital stock, additional paid-in-capital and retained earnings after deducting treasury stock) which would appear on the balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, less the sum of (i) all notes receivable in excess of $1,000,000 from officers and employees of the Company and its Subsidiaries, (ii) the aggregate book value of all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, patents, trademarks, trade names, copyrights, franchises and deferred charges (including, without limitation, unamortized debt discount and expense, organization costs and deferred research and development expense) and similar assets and (iii) the write-up of assets above cost.

        "Term Loan" is defined in Section 1.2 hereof.

        "Term Note" is defined in Section 1.2 hereof.

        "Termination Date" means August 1, 1997, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 3.3,
8.2 or 8.3 hereof or such later date to which the Revolving Credit Commitment is extended pursuant to Section 3.4 hereof.

        "Total Liabilities" means, as of any time the same is to be determined, the aggregate of all indebtedness, obligations, liabilities, reserves and any other items which would be listed as a liability on a balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and in any event including all indebtedness and liabilities of any other Person which the Company or any Subsidiary may guarantee or otherwise be responsible or liable for (other than any liability arising out of the endorsement of commercial paper for deposit or collection received in the ordinary course of business), all indebtedness and liabilities secured by any Lien on any Property of the Company or any Subsidiary, whether or not the same would be classified as a liability on a balance sheet, the liability of the Company or any Subsidiary in respect of banker's acceptances and letters of credit, and the aggregate amount of rentals or other consideration payable by the Company or any Subsidiary in accordance with GAAP over the remaining unexpired term of all Capital Leases, but excluding all general contingency reserves and reserves for deferred income taxes and investment credit.

        "Unfunded Vested Liabilities" means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

        "Voting Stock" of any Person means the capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

        "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

        "Wholly-Owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors' qualifying shares as required by law) or other equity interests are owned by the Company and/or one or more Wholly-Owned Subsidiaries within the meaning of this definition.

        Section 4.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

        The Company represents and warrants to the  Bank as follows:

        Section 5.1. Organization and Qualification. The Company is duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, has full and adequate corporate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

        Section 5.2. Subsidiaries. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to be so licensed or qualified would not have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole. Schedule
5.2 hereto identifies each Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by the Company or a Subsidiary are owned, beneficially and of record, by the Company or such Subsidiary free and clear of all Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

        Section 5.3. Corporate Authority and Validity of Obligations. The Company has full right and authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue its Note in evidence thereof, and to perform all of its obligations hereunder and under the other Loan Documents. The Loan Documents delivered by the Company have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Company or any provision of the charter, articles of incorporation or by-laws of the Company or any covenant, indenture or agreement of or affecting the Company or any of its Properties, or result in the creation or imposition of any Lien on any Property of the Company.

        Section 5.4. Use of Proceeds; Margin Stock. The Company shall use the proceeds of the Loans solely for general corporate purposes and for such other legal and proper purposes as are consistent with all applicable laws. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

        Section 5.5. Financial Reports. The consolidated balance sheet of the Company and its Subsidiaries as at July 31, 1993 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Blackman, Kallick & Bartelstein, independent public accountants, and the unaudited interim consolidated balance sheet of the Company and its Subsidiaries as at April 30, 1994 and the related consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for the nine (9) months then ended, heretofore furnished to the Bank, fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with generally accepted accounting principles applied on a consistent basis; subject, in the case of an unaudited interim consolidated balance sheet, to year-end adjustments, and provided that such unaudited interim consolidated balance sheet was prepared without footnotes.

        Section 5.6. No Material Adverse Change. Since April 30, 1994, there has been no change in the condition (financial or otherwise) or business prospects of the Company or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse to the Company and its Subsidiaries, taken as a whole.

        Section 5.7. Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading, the Bank acknowledging that as to any projections furnished to the Bank, the Company only represents that the same were prepared on the basis of information and estimates the Company believed to be reasonable.

        Section 5.8. Good Title. The Company and its Subsidiaries each have good and defensible title to their assets as reflected on the most recent consolidated balance sheet of the Company and its Subsidiaries furnished to the Bank (except for sales of assets by the Company and its Subsidiaries in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.9 hereof.

        Section 5.9. Litigation and Other Controversies. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Company to perform its obligations under, this Agreement or any other Loan Document or (b) result in any material adverse change in the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

        Section 5.10. Taxes;. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have, in fact, been filed, except where the failure to file such tax returns would not have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary or upon any of their respective Properties, income or franchises, which are shown to be due and payable in such returns, have been paid. The Company does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provision in accordance with GAAP has not been made on its accounts. Adequate provisions in accordance with GAAP for taxes on the books of the Company and each Subsidiary have been made for all open years, and for its current fiscal period.

        Section 5.11. Approvals;. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of the stockholders of the Company or any other Person, is or will be necessary to the valid execution, delivery or performance by the Company of this Agreement or any other Loan Document.

        Section 5.12. Affiliate Transactions. Neither the Company nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

        Section 5.13. Investment Company; Public Utility Holding Company. Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        Section 5.14. ERISA. The Company and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Company nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

        Section 5.15. Compliance with Laws. The Company and its Subsidiaries each are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company or any Subsidiary. Neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or any are the subject of governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

        Section 5.16. Other Agreements. Neither the Company nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting the Company, any Subsidiary or any of their Properties, which default if uncured would have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole.

        Section 5.17. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 6. CONDITIONS PRECEDENT.

        The obligation of the Bank to make any Loan under this Agreement is subject to the following conditions precedent:

        Section 6.1. All Advances. As of the time of the making of each Loan (including the initial Loan) hereunder:

         (a)  each of the representations and warranties set forth in
    Section 5 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

         (b) the Company shall be in full compliance with all of the terms and conditions of this Agreement and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Loan; and

         (c) such Loan shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

    The Company's request for any Loan shall constitute its warranty as to the foregoing effects.

        Section 6.2. Initial Advance. At or prior to the making of the initial Loan hereunder, the following conditions precedent shall also have been satisfied:

        (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

         (i)  the Notes;

        (ii) copies (executed or certified, as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement and the other Loan Documents to the extent the Bank or its counsel may reasonably request;

        (iii) an incumbency certificate containing the name, title and genuine signatures of each of the Company's Authorized Representatives;

        (iv) evidence of insurance required by Section 7.4 hereof; and

    (b) the Bank shall have received the initial fees called for hereby;

    (c) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the financial condition of the Company and its Subsidiaries, and the lack of material contingent liabilities of the Company and its Subsidiaries;

    (d) legal matters incident to the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Company in form and substance satisfactory to the Bank and its counsel;

    (e) the Bank shall have received a good standing certificate for the Company (dated as of the date no earlier than September 6, 1994) from the office of the secretary of state of the state of its incorporation; and

    (f) such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

SECTION 7. COVENANTS.

        The Company agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

        Section 7.1. Maintenance of Business. The Company shall, and shall cause each Subsidiary to, preserve and maintain its existence. The Company shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits and franchises necessary to the proper conduct of its business. The foregoing to the contrary notwithstanding, this Section 7.1 shall not operate to prevent any merger or consolidation otherwise permitted by
Section 7.11 hereof.

        Section 7.2. Maintenance of Properties. The Company shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained (ordinary wear and tear excepted), and shall cause each Subsidiary to do so in respect of Property owned or used by it.

        Section 7.3. Taxes and Assessments. The Company shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges upon or against it or its Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

        Section 7.4. Insurance. The Company shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties; and the Company shall insure, and shall cause each Subsidiary to insure, such other hazards and risks (including employers' and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. The Company shall upon request furnish to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.

        Section 7.5. Financial Reports. The Company shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Bank and its duly authorized representatives such information respecting the business and financial condition of the Company and its Subsidiaries as the Bank may reasonably request; and without any request, shall furnish to the Bank:

        (a) as soon as available, and in any event within sixty (60) days after the close of each quarterly accounting period of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Company in accordance with GAAP (subject to year-end adjustment and provided that such balance sheet was prepared without footnotes) and certified to by the chief financial officer of the Company;

                (b) as soon as available, and in any event within one hundred twenty (120) days after the close of each annual accounting period of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an opinion thereon of Blackman Kallick & Bartelstein or another firm of independent public accountants of recognized standing, selected by the Company and satisfactory to the Bank, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Company and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

        (c) within the period provided in subsection (b) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;

        (d) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Company sends to its shareholders, and copies of all other regular, periodic and special reports and all registration statements which the Company files with the Securities and Exchange Commission of the United States or any successor thereto, or with any national securities exchange; and

        (e) promptly after knowledge thereof shall have come to the attention of any responsible officer of the Company, written notice of any threatened or pending litigation or governmental proceeding or labor controversy against the Company or any Subsidiary which, if adversely determined, would adversely effect the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Bank pursuant to subsections (b) and (c) of this Section shall be accompanied by a written certificate in the form attached hereto as Exhibit C signed by the chief financial officer of the Company to the effect that to the best of the chief financial officer's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Company to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Sections 7.7 and 7.8 of this Agreement.

        Section 7.6. Inspection. The Company shall, and shall cause each Subsidiary to, permit the Bank and its duly authorized representatives and agents, at the Bank's expense, to visit and inspect any of the Properties, corporate books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, its officers and independent public accountants (and by this provision the Company hereby authorizes such accountants to discuss with the Bank the finances and affairs of the Company and of each Subsidiary) at such reasonable times and reasonable intervals as the Bank may designate; provided, however, that in the absence of any Default or Event of Default, there shall be no more than one such inspection per calendar year.

        Section 7.7. Tangible Net Worth. The Company will at all times maintain Tangible Net Worth at not less than the Minimum Required Amount. For purposes of this Section 7.7, the term "Minimum Required Amount" shall mean $50,000,000 for the period from the date hereof through and including July 30, 1995 and shall increase as of July 31, 1995 and as of the last day of each July occurring thereafter by an amount equal to 25% of Net Income (but only if positive) for the fiscal year then ended.

        Section 7.8. Leverage Ratio. The Company will at all times maintain a ratio of Total Liabilities to Tangible Net Worth of not more than 1.0 to 1.0.

        Section 7.9. Liens. The Company shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by the Company or any Subsidiary; provided, however, that this Section shall not apply to nor operate to prevent:

        (a) Liens arising by statute in connection with worker's compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith cash deposits in connection with tenders, contracts or leases to which the Company or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

        (b) mechanics', workmen's, materialmen's, landlords', carriers', or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

        (c) the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of liabilities of the Company and its Subsidiaries secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, shall not be in excess of $5,000,000 at any one time outstanding;

        (d) Liens on property of the Company or any of its Subsidiaries created solely for the purpose of securing purchase money, indebtedness and Capitalized Lease Obligations, representing or incurred to finance, refinance or refund the purchase price of Property, provided that no such Lien shall extend to or cover other Property of the Company or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the original purchase price of such Property; and

        (e) Liens on property of the Company securing currently outstanding obligations of the Company in respect of those certain Town of Blue Mountain, Mississippi Variable/Fixed Rate $2,500,000 Industrial Development Revenue Bonds dated October 1, 1988.

        Section 7.10. Investments, Loans, Advances and Guaranties;. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances (other than for travel advances and other similar cash advances made to employees in the ordinary course of business) to, any other Person, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

        (a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

        (b) investments in commercial paper rated at least P-1 by Moody's Investors Services, Inc. and at least A-1 by Standard & Poor's Corporation maturing within 270 days of the date of issuance thereof;

        (c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

        (d) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

        (e)  equity investments in Subsidiaries; and

        (f) investments, loans, advances and guaranties not otherwise permitted by this Section 7.10, provided that the aggregate amount of all such investments, loans, advances and guaranties permitted by this Section 7.10(f) does not at any time exceed an amount equal to 15% of tangible Net Worth as then determined and computed.


In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

        Section 7.11. Mergers, Consolidations and Sales. The Company shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any substantial part of its Property (excluding any disposition of Property as part of a sale and leaseback transaction) or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided, however, that this Section shall not apply to nor prohibit:

        (a) the merger or consolidation of any Subsidiary with or into the Company or any other Subsidiary (including any corporation which, after giving effect to such transaction, will become a Subsidiary) so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and in any merger or consolidation not involving the Company, a Subsidiary shall be the surviving or continuing corporation;

        (b) the merger or consolidation of the Company with or into any other corporation if the Company shall be the surviving or continuing corporation and at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

        (c) the sale, lease or other disposition by any Subsidiary of all or any substantial part of its assets to the Company or any other Subsidiary.

        The term "substantial" as used herein shall mean the sale, transfer, lease or other disposition of 20% of the total assets of the Company.

        Section 7.12. Maintenance of Subsidiaries. The Company shall not assign, sell or transfer, or permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock of a Subsidiary; provided that the foregoing shall not operate to prevent the issuance, sale and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary; further, provided, however, that this Section 7.12 shall not operate to prevent any transaction otherwise permitted by Section 7.11 hereof.

        Section 7.13. ERISA. The Company shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its Properties. The Company shall, and shall cause each Subsidiary to, promptly notify the Bank of (i) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan, and (iv) the occurrence of any event with respect to any Plan which would result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement Welfare Plan benefit.

        Section 7.14. Compliance with Laws. The Company shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to their Properties or business operations, non-compliance with which could have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries, taken as a whole, or could result in a Lien upon any of their Property, which Lien is not otherwise permitted by Section 7.9 hereof.

        Section 7.15. Burdensome Contracts With Affiliates. The Company shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-Owned Subsidiaries) on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

        Section 7.16. Change in the Nature of Business. The Company shall not, and shall not permit any Subsidiary to, engage in any business or activity if, as a result, the general nature of the business of the Company and its Subsidiaries, taken as a whole, would be changed in any material respect from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement. While the Company (and its Board of Directors) cannot assure continued voting control of the Company by Richard M. Jaffee and Robert D. Jaffee and their families, the Company recognizes the Bank's strong preference that they and their families retain such voting control. The Bank acknowledges that a change in voting control of the Company shall not constitute a default under this Section 7.16.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

        Section 8.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder:

        (a) default for a period of five days in the payment when due of all or any part of the principal of or interest on any Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable by the Company hereunder; or

        (b) default in the observance or performance of any covenant set forth in Sections 7.6, 7.7, 7.8, 7.10, 7.11 or 7.12 hereof which is not remedied within five days after the earlier of (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof is given to the Company by the Bank; or

        (c) default in the observance or performance of any other provision hereof which is not remedied within thirty (30) days after the earlier of
    (i) the date on which such failure shall first become known to any officer of the Company or (ii) written notice thereof is given to the Company by the Bank; or

        (d) any representation or warranty made by the Company herein or in any statement or certificate furnished by it pursuant hereto, or in connection with any Loan made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

        (e) default shall occur under any evidence of Indebtedness for Borrowed Money issued, assumed or guaranteed by the Company or any Subsidiary aggregating in excess of $1,000,000 or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated) or any such Indebtedness for Borrowed Money shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

        (f) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $1,000,000 shall be entered or filed against the Company or any Subsidiary or against any of their Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

        (g) the Company or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate unfunded Vested Liabilities in excess of $5,000,000 (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Company or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Company or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or

        (h)  dissolution or termination of the existence of (i) the Company or
    (ii) to the extent not otherwise permitted by Section 7.11 hereof, any Subsidiary; or

        (i) the Company or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(j) hereof; or

        (j) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any Subsidiary or any substantial part of any of their Property, or a proceeding described in
    Section 8.1(i)(v) shall be instituted against the Company or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

        Section 8.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (h), both inclusive, of Section 8.1 has occurred and is continuing, the Bank may, by notice to the Company, take one or more of the following actions:

        (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

        (b) declare the principal of and the accrued interest on the Notes to be forthwith due and payable and thereupon the Notes, including both principal and interest and all fees, charges and other Obligations payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

        (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

        Section 8.3. Bankruptcy Defaults. When any Event of Default described in subsection (i) or (j) of Section 8.1 has occurred and is continuing, then the Notes, including both principal and interest, and all fees, charges and other Obligations payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

SECTION 9. MISCELLANEOUS.

        Section 9.1. Holidays. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

        Section 9.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

        Section 9.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

        Section 9.4. Costs and Expenses. The Company agrees to pay on demand the costs and expenses of the Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of Messrs. Chapman and Cutler, counsel for the Bank, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). In addition, at the time of requesting any amendment hereof or consent or waiver hereunder, the Company must negotiate with the Bank a fee to the Bank for engaging in and documenting any such action. The Company further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and reasonable attorneys' fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The obligations of the Company under this Section shall survive the termination of this Agreement.

        Section 9.5. Documentary Taxes. The Company agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

        Section 9.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

        Section 9.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections 2.6 and 2.7 hereof, shall survive the termination of this Agreement and the payment of the Notes.

        Section 9.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable, telecopy or telex) and shall be given to the relevant party at its address, telecopier number or telex number set forth below, or such other address, telecopier number or telex number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

               to the Company at:
               Oil-Dri Corporation of America
               410 North Michigan Avenue
               Suite 400
               Chicago, Illinois 60611
               Attention:  Treasurer
               Telephone: (312) 321-1515
               Telecopy:  (312) 321-1271

               with a copy to:
               Sonnenschien, Nath & Rosenthal
               8000 Sears Tower
               Chicago, Illinois 60606
               Attention:  Paul J. Miller, Esq.
               Telephone: (312) 876-8064
               Telecopy:  (312) 876-7934
               to the Bank at:
               Harris Trust and Savings Bank
               P.O. Box 755
               111 West Monroe Street
               Chicago, Illinois  60690
               Attention: Division E, Mr. Daniel J. Gresla
               Telephone: (312) 461-2735
               Telecopy:  (312) 461-2591
               Telex:  254157

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by telex, when such telex is transmitted to the telex number specified in this Section and the answer back is received by sender, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

SECTION 9.9.  PERSONAL JURISDICTION.

     (A)  EXCLUSIVE JURISDICTION.  EXCEPT AS PROVIDED IN SUBSECTION
(B), THE COMPANY AND THE BANK AGREE THAT ALL DISPUTES BETWEEN  THEM
ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS,BUT EACH OF THE COMPANY AND THE BANK ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. THE
COMPANY AND THE BANK EACH WAIVE IN ALL DISPUTES ANY OBJECTION THAT EACH MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

     (B)  OTHER JURISDICTIONS.  THE COMPANY AGREES THAT THE BANK SHALL
HAVE THE RIGHT TO PROCEED AGAINST THE COMPANY OR ITS PROPERTY IN A COURT
IN ANY LOCATION TO ENABLE THE BANK TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE BANK. THE COMPANY AGREES THAT IT SHALL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN
ANY PROCEEDING BROUGHT IN ACCORDANCE WITH THIS PROVISION BY THE BANK
TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE BANK. THE COMPANY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE BANK HAS COMMENCED A
PROCEEDING DESCRIBED IN THIS SUBSECTION.

        SECTION 9.10. WAIVER OF JURY TRIAL.  THE COMPANY AND THE BANK EACH
WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN THE BANK AND THE COMPANY ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO. THE COMPANY AND THE BANK EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        Section 9.11. Construction. The parties hereto acknowledge and agree that this Agreement and the other Loan Documents shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Loan Documents.

        Section 9.12. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

        Section 9.13. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 9.14. Counterparts;. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

        Section 9.15. Binding Nature, Governing Law, Etc; This Agreement shall be binding upon the Company and its permitted successors and assigns, and shall inure to the benefit of the Bank and the benefit of its permitted successors and assigns, including any subsequent holder of the Obligations. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. Neither the Company nor the Bank may assign its rights hereunder without the written consent of the other party.

Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

     Dated as of this 21st day of September, 1994.


                                  OIL-DRI CORPORATION OF AMERICA

                                  By /s/ Daniel S. Jaffee
                                       Daniel S. Jaffee
                                       Its  Group Vice President


Accepted and agreed to at Chicago, Illinois as of the day and year last above written.

                                  HARRIS TRUST AND SAVINGS BANK


                                  By /s/ David J. Gil
                                       Its Vice President

                                   EXHIBIT A
                         OIL-DRI CORPORATION OF AMERICA
                             REVOLVING CREDIT NOTE

                                                               Chicago, Illinois
$5,000,000                                                    September 21, 1994

        On the Termination Date, for value received, the undersigned, Oil- Dri Corporation of America, a Delaware corporation (the "Company"), hereby promises to pay to the order of Harris Trust and Savings Bank (the "Bank") at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of Five Million and no/100 Dollars ($5,000,000), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

        This Note evidences Loans made or to be made to the Company by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of September 21, 1994 between the Company and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement") and the Company hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

        Each Loan made under the Revolving Credit against this Note, any repayment of principal hereon, the status of each such Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of a LIBOR Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid principal balance of this Note, the status of each such Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

        This Note is issued by the Company under the terms and provisions of the Credit Agreement, and this Note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity and voluntary prepayments may be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

        THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

        The Company hereby promises to pay all costs and expenses (including reasonable attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand.

                                     OIL-DRI CORPORATION OF AMERICA

                                     By
                                        Daniel S. Jaffee
                                        Its  Group Vice President

                                   EXHIBIT B
                         OIL-DRI CORPORATION OF AMERICA
                                 TERM LOAN NOTE

                                                               Chicago, Illinois
$5,000,000                                                    September 21, 1994

        FOR VALUE RECEIVED, Oil-Dri Corporation of America, a Delaware corporation (the "Company"), promises to pay to the order of Harris Trust and Savings Bank (the "Bank"), at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of Five Million Dollars ($5,000,000), in six installments due on the following dates in the amounts set forth below:

          INSTALLMENT                           IS IN THE
          DUE ON                                AMOUNT OF
          -------------                         ------------
          June 20, 1996                         $   500,000
          June 21, 1999                         $ 1,950,000
          June 20, 2000                         $   900,000
          June 20, 2001                         $   650,000
          June 20, 2002                         $   650,000
          June 20, 2003                         $   350,000

        The Company promises to pay interest (computed on the basis of a year of 360 days for the actual number of days elapsed) at said office on the balance of principal remaining from time to time unpaid hereon at the rate per annum equal to 7.78% on the last day of each March, June, September and December in each year (commencing September 30, 1994) and on the final maturity date of this Note. On demand, the Company promises to pay interest on any overdue principal hereof (whether by lapse of time, acceleration or otherwise) until paid at the rate per annum equal to 10.78%.

        This Note is issued under the terms and provisions of that certain Credit Agreement dated as of even date herewith by and between the Company and the Bank (the "Credit Agreement"), and this Note and the holder hereof are entitled to all of the benefits provided for by the Credit Agreement or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof. The principal installments and interest hereon may be declared due prior to their expressed maturities and voluntary prepayments may be made hereon by the Company, all as specified in the Credit Agreement.

        If the Company prepays any principal amount of this Note before its scheduled due date (whether as the result of an acceleration, voluntary prepayment, or otherwise), the Company shall pay to the Bank a funding indemnity equal to the cost to the Bank of then acquiring an interest rate swap agreement (or an equivalent instrument or instruments) with another interest rate swap dealer of the highest credit standing in a notional principal amount equal to the amount of such prepayment (including any scheduled amortization of such amount) to the scheduled due date of such prepaid principal amount under which the Bank would pay quarter-annually a floating rate of interest based upon three month LIBOR (i.e., the London interbank offered rate) and such other dealer would pay to the Bank on the regularly scheduled interest payment dates for this Note a fixed rate of interest equal to the interest rate on this Note.

        This Note is issued in substitution and replacement for, and evidences the indebtedness previously evidenced by, that certain Promissory Note of the Company dated April 20, 1994 payable to the order of the Bank in the face principal amount of $5,000,000 (the "Present Note"). Upon the execution and delivery to the Bank of this Note, the Present Note shall be deemed cancelled without further action by the Company or the Bank.

        This Note shall be governed by, and construed in accordance with, the laws of the State of Illinois. The Company promises to pay all costs and expenses (including reasonable attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Company hereby waives presentment for payment and demand.


                                  OIL-DRI CORPORATION OF AMERICA


                                  By
                                      Daniel S. Jaffee
                                      Its  Group Vice President

                                   Exhibit C

                             COMPLIANCE CERTIFICATE

        This Compliance Certificate is furnished to Harris Trust and Savings Bank (the "Bank") pursuant to that certain Credit Agreement dated as of September 21, 1994, by and between Oil-Dri Corporation of America (the "Company") and the Bank (the "Credit Agreement"). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

        THE UNDERSIGNED HEREBY  CERTIFIES THAT:

                1.   I am the duly elected ___________________________________
        of the Company;

                2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

                3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

                4. The financial statements required by Section 7.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and

                5. The Attachment hereto sets forth financial data and computations evidencing the Company's compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

        _________________________________________________________________

        _________________________________________________________________

        _________________________________________________________________

        _________________________________________________________________

        The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________ 19___.

                                    __________________________________________

                                    _______________________,    ______________
                                    (Type or Print Name)            (Title)

                      ATTACHMENT TO COMPLIANCE CERTIFICATE
                         OIL-DRI CORPORATION OF AMERICA

                  Compliance Calculations for Credit Agreement
                         Dated as of September 21, 1994
                         Calculations as of__________, 19___


A.   TANGIBLE NET WORTH (SECTION 7.7)

     1.    Total shareholder's equity Less
                                                                                            -----------

           (a)   Notes receivable in excess
                 of $1,000,000 from
                 officers and employees
                                                           -----------
           (b)   Intangible assets
                                                           -----------
           (c)   Write-up of assets above cost
                                                           -----------

     2.    Line 1 minus Lines (a), (b) and (c)
           ("Tangible Net Worth")
                                                                                            -----------
     3.    As listed in Section 7.7, for the
           date of this Certificate, Tangible
           Net Worth must not be less than                                                  $
                                                                                            -----------

     4.    Company is in compliance?  (Circle yes or no)                                       Yes/No
                                                                                            ===========
B.   LEVERAGE RATIO (SECTION 7.8)

     1.   Total Liabilities as defined
                                                           -----------

     2.   Tangible Net Worth
          (from Line A2 above)
                                                           -----------

     3.   Ratio of Total Liabilities (Line 1)
          to Tangible Net Worth (Line 2)
          ("Leverage Ratio")                                                                         :1
                                                                                            ===========

     4.   As listed in Section 7.8, for the
          date of this Certificate, the Leverage
          Ratio shall not be greater than                                                         1.0:1
                                                                                            ===========

      5.  Company is in compliance?
          (Circle yes or no)
                                                                                               Yes/No
                                                                                            ===========

                                  SCHEDULE 5.2

                                  SUBSIDIARIES

                                    JURISDICTION OF            PERCENTAGE
         NAME                        INCORPORATION             OWNERSHIP
Oil-Dri Corporation                 Georgia                    100%
of Georgia

Oil-Dri Production                  Mississippi                100%
Company

Oil-Dri Transportation              Delaware                   100%
Co.

Oil-Dri (U.K.) Limited              United Kingdom             100%

Oil-Dri S.A.                        Switzerland                100%

Favorite Products                   Canada                     100%
Company, Ltd.

Blue Mountain                       Mississippi                100%
Production Company                                             (by Favorite Products)

Ochlocknee Holding                  Spain                      100%
  Co., S.A.

Ochlocknee Mining                   Spain                      100%
  Co., S.A.